Exhibit 10.2

Exhibit “A”

[Date]

[Name and title of officer or key employee]

Re:  2006 Employment Retention Policy

Dear                           :

This letter, if accepted and agreed to by you, will constitute a legally binding agreement (this “Agreement”) pursuant to which Lone Star Technologies, Inc. (“Lone Star”) or the Lone Star operating subsidiary by which you are employed (Lone Star or such operating subsidiary, the “Employer”) is offering you the opportunity to participate in the 2006 Employment Retention Policy attached to this Agreement as Exhibit “A” (the “Policy”) subject to the terms and conditions of this Agreement.  More specifically, Employer and you do hereby agree as follows:

1.             Participation in Policy; Termination of Other Arrangements.  In recognition of your valuable service to Employer, and in consideration of your continued employment, Employer is offering you the opportunity to participate in the Policy.  Your severance multiple for purposes of the Policy will be             .  If you accept and agree to participate in the Policy, the existing Employment Retention Policy (the “Existing Policy”) will be terminated upon your execution and delivery of this Agreement.  Notwithstanding the foregoing, if a Change-in-Control (as defined in the Policy) occurs on or before October 24, 2007, if you were a participant in the Existing Policy, you shall be entitled at your option to receive the benefits under the Existing Policy or the Policy (whichever you consider at the time of employment termination to be most favorable) if you are terminated without “Cause” or resign for “Good Reason” (as such terms are defined in the Policy) within two years after such Change-in-Control and irrespective of whether you elected to remain in the Existing Policy or instead to participate in the Policy.

2.             Noncompetition Obligation.  During the Noncompetition Period (as herein defined) you will not directly or indirectly compete with Lone Star and/or your Employer (whether as a shareholder, partner, officer, employee, consultant or otherwise) in any business in which Lone Star and/or your Employer was engaged during your employment by your Employer.  For purposes of this Agreement, the Noncompetition Period shall be (i) the term of your employment by Employer and (ii) if a Change-in-Control (as defined in the Policy) occurs with respect to your Employer and your employment is terminated without “Cause” or you resign for “Good Reason” (as such terms are defined in the Policy) contemporaneously with or within two years after such Change-in-Control, the additional six-month period following such termination of your employment.  The foregoing noncompetition obligation shall not prevent you from owning up to 1% of the outstanding securities of any publicly traded competing business.  You acknowledge that this noncompetition obligation is ancillary to an otherwise enforceable agreement and that the limitations as to time and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of Lone Star and your Employer.  If a court of competent jurisdiction should nevertheless find this noncompetition provision to be invalid or unenforceable as written but may be rendered valid and enforceable by limitation thereof, such provision shall be automatically revised to be valid and enforceable to the maximum extent permitted by applicable law.

3.             Nonsolicitation Obligation.  During the Nonsolicitation Period (as herein defined), you agree not to directly or indirectly recruit, hire, solicit to hire or otherwise induce or encourage any employee of Lone Star or your Employer to cease working for Lone Star or your Employer or to commence working for you or any other business with whom you have a relationship (whether as a shareholder, partner, officer, employee, consultant or otherwise).  For purposes of this Agreement, the “Nonsolicitation Period” means (i) the term of your employment by Employer and (ii) if a Change-in-Control (as defined in the Policy) occurs with respect to your Employer and your employment is terminated without “Cause” or you resign for “Good Reason” (as such terms are defined in the Policy) contemporaneously with or within two years after such Change-in-Control, the additional six-month period following such termination of your employment.  The foregoing nonsolicitation obligation shall not be deemed violated by reason of your hiring an employee of Lone Star or your Employer responding to newspaper advertisements or other general solicitations for prospective employees.

4.             Confidentiality Obligation.  Lone Star and/or your Employer may from time to time provide you with business, competitive, financial, market, industrial, customer, prospective customer, supplier, intellectual property or other information of a proprietary or confidential nature, whether in written, oral, computer-readable or other form (collectively, the “Confidential Information”).  Throughout the term of your employment and continuing at all times thereafter, you agree to maintain the confidentiality of, and not to disclose to any third party (other than for legitimate business purposes of Lone Star or your Employer during your employment), any of the Confidential Information.  Notwithstanding the immediately preceding sentence, you may disclose any of the Confidential Information that (i) is in the public domain other than as a result of a violation of this Agreement by you; (ii) becomes available to you from a third party source with the right to disclose such information; or (iii) is required to be disclosed by applicable law or judicial or administrative process.

If this Agreement correctly sets forth this understanding between your Employer and you, please so indicate by signing below in the space provided.  The offer set forth in this Agreement will remain open through the close of business on [Date] at which time it will expire if not theretofore accepted by you.

Sincerely yours,

[Name of Employer]

By:

LONE STAR TECHNOLOGIES, INC.

By:

ACCEPTED AND AGREED:

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